Exhibit 99.1

Investor Relations

ir@newmediainv.com

(212) 479-3160

New Media Completes Acquisition of Halifax Media Group

NEW YORK, N.Y. January 12, 2015 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE:NEWM) announced today it has completed the previously announced acquisition of substantially all of the assets of Halifax Media Group (“Halifax Media” or “Halifax”) for $280.0 million, subject to working capital adjustments. The purchase price was funded with a combination of cash on the balance sheet, incremental debt under the Company’s existing credit facility, as amended, and the assumption of debt from Halifax.

Halifax Media is a leading newspaper publisher serving communities primarily in the southeastern portion of the United States. Halifax publishes 36 newspapers, including 24 dailies, and affiliated websites, and has a total daily circulation of approximately 635,000 and 752,000 on Sunday.

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by the number of daily publications. As of September 28, 2014, the Company operates in over 370 markets across 27 states. New Media’s portfolio of products as of September 28, 2014 include 450 community publications, over 370 related websites, and six yellow page directories, serve more than 130,000 business advertising accounts and reach over 14 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Source: New Media Investment Group Inc.

Investor Relations: (212) 479-3160